Exhibit 7
Exhibit 7 UNAUDITED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1) 2008 2007 2006 2005 £m £m £m £m Financing costs per Consolidated Income Statementm 2,014 1,612 1,120 880 One third of rental expense 387 340 323 303 —— —— —— — Fixed charges(2) 2,401 1,952 1,443 1,183 —— —— —— — Profit/(loss) before taxation from continuing operations 9,001 (2,383) (14,853) 7,285 Share of profit in associated undertakings (2,876) (2,728) (2,428) (1,980) Fixed charges 2,401 1,952 1,443 1,183 Dividends received from associated undertakings 873 791 835 1,896 Preference dividend requirements of a consolidated subsidiary (65) (69) (74) (71) —— —— —— — Earnings 9,334 (2,437) (15,077) 8,313 —— —— —— — Ratio of earnings to fixed charges 3.9 7.0 Deficiency between fixed charges and earnings (4,389) (16,520) Notes: 1. All of the financial information presented in this exhibit is unaudited. 2. Fixed charges include (1) interest expensed (2) amortised premiums, discounts and capitalised expenses related to indebtedness, (3) an estimate of the interest within rental expense, and (4) preference security dividend requirements of a consolidated subsidiary. These include the financings costs of subsidiaries and joint ventures.